WESTBURY CONSULTANCY SERVICES, LTD.
                          8 Crue Champel
                          Geneve, Suisse

FAX; 1 page this page included

ATTN. MR. THOMAS DREES
SANGUINE CORPORATION

Dear Mr. Drees:

In light of market development and out inability to pursue a relationship based on the consideration for research and development discussed previously, we hereby inform you that the Board of Westbury Consultancy Services, Ltd. ("Westbury") has decided to irrevocably renounce any rights it may have to Sanguine shares and therefore considers null and void all warrants previously granted to Westbury by the Sanguine Corporation.

In voluntarily doing so, Westbury takes into account the fact that it is through the open market a holder of Sanguine Corporation shares for which it seeks the end of any overhang created by the warrants granted to it.

We hope that this move on our part will help you enhance shareholders' value since we are committed to the success of your company. We seek to further cooperate with your firm in the near future once you have advanced your firm's research through the assertion of new patents.

Sincerely,

/s/Dr. Luis Copellat

CC:  N. Dodo (director)
     Laidlaw Global Securities, Inc., Attn. Roger E. Bendelac